Exhibit 99.1

NEW YORK
  HEALTH CARE


FOR IMMEDIATE RELEASE:

NEW YORK HEALTH CARE ANNOUNCES FUNDING AGREEMENT AND LETTER OF INTENT FOR DIVESTITURE OF HOME HEALTHCARE BUSINESS

COMPANY TO FOCUS EXCLUSIVELY ON BIOBALANCE OPPORTUNITY

Brooklyn, NY - May 14, 2004. NEW YORK HEALTH CARE, INC. (OTC PINK SHEETS: BBAL) announced today that it has entered into an agreement with an investment banking firm to act as exclusive placement agent with respect to a private offering of its common stock and warrants to accredited investors. Under the terms of the proposed offering, the Company will seek to raise up to $6 million through an offering of common stock and warrants at a minimum per unit price of $ 1.00. The net proceeds of the offering would be used to fund the capital requirements of The BioBalance Corporation, a wholly-owned subsidiary of the Company. The proposed offering is subject to the satisfaction of a number of conditions, including the execution by the Company a definitive agreement for the divestiture of its home healthcare business.

The Company also announced that it has executed a letter of intent with executive officers of New York Health Care for the acquisition of its home healthcare business, subject to corporate and regulatory approval, including stockholder approval, obtaining an acceptable fairness opinion and receipt by the Company of at least $4 million to finance its remaining operations.

In discussions with various funding sources, the Company determined that it needed to move forward as an independent entity and a pure play in the pharmaceutical space. Since the January 2003 merger, the Company's BioBalance subsidiary continues to make progress in the regulatory and clinical areas.

BioBalance's President, Mr. Dennis O'Donnell stated, "Since the Company's future is based on developing the patented technologies owned by BioBalance, we are making these changes to better focus on the potential of PROBACTRIX(TM) and other products in our pipeline." He added, "We are obviously pleased with this proposed financing which would allow us to move forward on achieving the key milestones that we previously announced".

The engagement agreement is subject to the satisfactory completion of a due diligence review by the placement agent and is terminable by either party on 30 days notice. There can be no assurance that the engagement letter will not be terminated by the placement agent, or that the Company will make the proposed private offering, or that if the offering is made the Company will be able to raise sufficient funds to finance its ongoing operations. There can be no assurance that a definitive agreement to divest the home healthcare business will be entered into or that any such transaction will be consummated.

                                     (more)

New York Health Care                                                      Page 2
May 14, 2004


ABOUT  THE  BIOBALANCE  CORPORATION
The BioBalance Corporation is a specialty pharmaceutical company focused on the development of novel treatments for various gastrointestinal (GI) disorders that are poorly addressed by current therapies via accelerated regulatory pathways. These disorders include Irritable Bowel Syndrome (IBS), inflammatory bowel disease and diarrhea caused by antibiotics, chemotherapy or AIDS. Additional information is located on the company website at www.biobalancecorp.com.

ABOUT  NEW  YORK  HEALTH  CARE
New York Health Care is a licensed home health care agency engaged primarily in supplying the services of paraprofessionals who provide a broad range of health care support services to patients in their homes. New York Health Care merged with BioBalance on January 2, 2003 in a Stock Exchange Agreement. The combined entity currently trades on the OTC Pink Sheets under the symbol BBAL.PK.

SAFE HARBOR STATEMENT In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future events, financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, satisfaction of approvals and conditions applicable to the transaction described above, the company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by the company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements made in New York Health Care's 2003 Annual Report on Form 10-K, its latest quarterly report on Form 10-Q and current reports on Form 8-K.


CONTACT:
Jerry Braun, Pres. & CEO    Dennis O'Donnell            Investor Relations Counsel:
Jacob Rosenberg, COO        President & COO             Linda Latman
New York Health Care, Inc.  The BioBalance Corporation  (212) 836-9609
(718) 375-6700              (212) 679-7778              www.theequitygroup.com